UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): November 17, 2010

TECHPRECISION CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Bella Drive
Westminster, MA  01473
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (978) 874-0591

Copies to:

William A. Scari, Jr.
Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312-1183
Phone: (610) 640-7800
Fax: (610) 640-7835

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 17, 2010, TechPrecision Corporation (the “Company”) entered into a lease agreement (the “Lease”) with Center Valley Parkway Associates, L.P. (“Landlord”) pursuant to which the Company will lease approximately 3,200 square feet of office space in the Saucon Valley Plaza, 3477 Corporate Parkway, Center Valley, Pennsylvania 18034 to be used as the Company’s corporate headquarters (the “Property”).  The Company will take possession of the Property on or around February 1, 2011.  Under the Lease, the Company’s payment obligations are deferred until the fifth month after it takes possession, at which time the Company will pay annual rent of approximately $58,850.00 in equal monthly installments, subject to upward adjustments during each subsequent year of the term of the Lease (the “Base Rent”).  In addition to Base Rent, the Company will pay to the Landlord certain operating expenses and other fees in accordance with the terms of the Lease.  Payment of Base Rent and other fees under the Lease may be accelerated if the Company fails to satisfy its payment obligations in a timely manner, or otherwise defaults on its obligations under the Lease.

The Lease expires sixty-four months after the date of the Lease. The Company may elect to renew the lease for an additional five-year term, with rental payments during such term equal to ninety-five percent of the then current “Fair Market Rental Rate”, as such term is defined in the Lease. The Lease contains customary representations and covenants regarding occupancy, maintenance and care of the Property.

A copy of the Lease will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending December 31, 2010. The foregoing description of the Lease is qualified in its entirety by reference to the full text of the Lease.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On November 22, 2010, the Company’s stockholders approved two amendments (collectively, the “Amendments”) to the TechPrecision Corporation 2006 Long-Term Incentive Plan (as amended, the “Plan”), which were submitted to the stockholders for approval at the Annual Meeting (as defined below).

The Amendments, which had been approved by the Company’s board of directors prior to being submitted for stockholder approval, increase the number of shares of Common Stock available for issuance under the Plan from 1,000,000 shares to an aggregate of 3,000,000 shares.  In addition, the Amendments facilitate the treatment of certain options issued in August 2010 to our Chief Executive Officer and to our Chief Financial Officer to be treated as “incentive stock options” under the Internal Revenue Code. Finally, the Amendments also extend by one year (until November 22, 2020) the period during which the Board may grant incentive stock options under the Plan, which options have the potential to provide the recipients with certain advantageous federal income tax treatment.

A copy of the Plan as amended by the Amendments will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending December 31, 2010.  The foregoing description of the Amendments is qualified in its entirety by reference to the full text of the amended Plan.

Item 5.07	Submission of Matters to a Vote of Security Holders

On November 22, 2010, the Company held its 2010 Annual Meeting of Stockholders (the “Annual Meeting”). A total of 14,230,846 shares of the Company’s Common Stock were entitled to vote as of September 29, 2010, the record date for the Annual Meeting, of which 9,856,024 were present in person or by proxy at the Annual Meeting.

At the Annual Meeting, the stockholders of the Company were asked to elect each of Leonard M. Anthony, Philip A. Dur, Michael R. Holly, Andrew A. Levy, James S. Molinaro, and Louis A. Winoski to serve as directors of the Board for a 1-year term expiring on the date of the Company’s 2011 Annual Meeting of Stockholders. The results of the vote taken at the Annual Meeting with respect to the election of Messrs. Anthony, Dur, Holly, Levy, Molinaro, and Winoski as directors were as follows:

Nominee	For	Withheld	Broker Non-Votes
Leonard M. Anthony	5,108,655	267,399	4,479,970
Philip A. Dur	5,118,654	257,400	4,479,970
Michael R. Holly	4,746,788	629,266	4,479,970
Andrew A. Levy	4,769,288	606,766	4,479,970
James S. Molinaro	5,085,655	290,399	4,479,970
Louis A. Winoski	5,103,154	272,900	4,479,970

At the Annual Meeting, the stockholders were asked to approve certain amendments to the Company’s 2006 Long-Term Incentive Plan. The results of the vote taken at the Annual Meeting with respect to approval of the amendments were as follows:

	For	Against	Abstentions	Broker Non-Votes
Approval of Amendments	4,761,490	568,099	46,457	4,479,970

At the Annual Meeting, the stockholders were also asked to approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio of 1-for-2, at any time prior to the one-year anniversary of our 2010 annual meeting of stockholders, the implementation and timing of which shall be subject to the discretion of our Board of Directors. The results of the vote taken at the Annual Meeting with respect to approval of the amendment were as follows:

	For	Against	Abstentions	Broker Non-Votes
Approval of Amendment	9,506,919	209,477	139,628	0

Finally, the stockholders were also asked to ratify the appointment of Tabriztchi & Co. CPA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011. The results of the vote taken at the Annual Meeting with respect to the ratification of the appointment of Tabriztchi & Co. CPA, P.C. were as follows:

	For	Against	Abstentions	Broker Non-Votes
Ratification of Tabriztchi & Co. CPA, P.C.	9,609,808	177,005	69,211	0

Each of the aforementioned proposals submitted to the stockholders at the Annual Meeting was approved by the final voting results set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHPRECISION CORPORATION

Date: November 23, 2010	By:	/s/ James S. Molinaro
Name: James S. Molinaro
Title: Chief Executive Officer